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EXHIBIT 11.1

                          CARDIAC PATHWAYS CORPORATION

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE


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
                                                 Three months ended           Six months ended
                                                    December 31,                 December 31,
                                             --------------------------    --------------------------
                                                1996            1995           1996           1995
                                             -----------    -----------    -----------    -----------
Net loss                                     $(2,868,860)   $(2,363,353)   $(5,419,147)   $(4,418,474)
                                             ===========    ===========    ===========    ===========

Weighted average common shares outstanding     9,318,000        870,000      9,301,000        870,000

Common equivalent shares:
  Convertible preferred stock outstanding                     5,450,000                     5,450,000

Shares related to SAB No. 55, 64, and 83                        655,000                       655,000
                                             -----------    -----------    -----------    -----------

Total weighted average shares and common
  equivalent shares outstanding                9,318,000      6,975,000      9,301,000      6,975,000
                                             ===========    ===========    ===========    ===========

Net loss per share                           $     (0.31)                  $     (0.58)
                                             ===========                   ===========

Pro forma net loss per share                                $     (0.34)                  $     (0.63)
                                                            ===========                   ===========
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